Exhibit 5.1

Opinion of Counsel

April 20, 2009

Rayonier Inc.

50 North Laura Street

Jacksonville, FL 32202

Re:	Registration Statement on Form S-8
Rayonier-Jesup Mill Savings Plan for Hourly Employees

Ladies and Gentlemen:

I have acted as counsel for Rayonier Inc., a North Carolina corporation (the “Company”), in connection with the filing of the above-referenced registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 5,000,000 shares of the Company’s common stock, no par value (the “Shares”) which may be issued by the Company pursuant to the Rayonier-Jesup Mill Savings Plan for Hourly Employees (the “Plan”). I am furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

On the basis of such investigation as I deemed necessary, it is my opinion that the Shares are duly authorized for issuance, and, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina that, in my professional judgment, are normally applicable to transactions of the type contemplated by the Plan, and I do not express any opinion as to the effect of the laws of any other jurisdiction. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express written consent.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Michael R. Herman
Michael R. Herman Vice President and General Counsel